UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 9)*

TradeStation Group, Inc.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

89267P 10 5

(CUSIP Number)

William R. Cruz

TradeStation Group, Inc.

8050 S.W. 10th Street

Suite 4000

Plantation, Florida 33324

(954) 652-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 28, 2005

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89267P 10 5	Page 2 of 40

1)	Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons WRCF-I 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 8,103,738 (8) Shared Voting Power -0- (9) Sole Dispositive Power 8,103,738 (10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 8,103,738
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 18.7%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 3 of 40

1)	Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons WRCF-II 1997 Limited Partnership
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization Texas

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 1,500,000 (8) Shared Voting Power -0- (9) Sole Dispositive Power 1,500,000 (10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,500,000
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 3.5%
14)	Type of Reporting Person (See Instructions) PN

CUSIP No. 89267P 10 5	Page 4 of 40

1)	Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons William R. Cruz
2)	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3)	SEC Use Only
4)	Source of Funds (See Instructions) Not Applicable.
5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Item 2(d) or 2(e)	☐
6)	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	(7) Sole Voting Power 9,603,838 (8) Shared Voting Power -0- (9) Sole Dispositive Power 9,603,838 (10) Shared Dispositive Power -0-

11)	Aggregate Amount Beneficially Owned by Each Reporting Person 9,603,838
12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)	☐
13)	Percent of Class Represented by Amount in Row (11) 22.1%
14)	Type of Reporting Person (See Instructions) IN

CUSIP No. 89267P 10 5	Page 5 of 40

This Amendment No. 9 further amends Items 4 and 5 of the Statement on Schedule 13D filed by William R. Cruz with the Securities and Exchange Commission on January 10, 2001, as previously amended by Amendment No. 1 filed on May 10, 2002, Amendment No. 2 filed on February 13, 2004, Amendment No. 3 filed on June 7, 2004, Amendment No. 4 filed on September 17, 2004, Amendment No. 5 filed on December 1, 2004, Amendment No. 6 filed on January 10, 2005, Amendment No. 7 filed on August 24, 2005 and Amendment No. 8 filed on November 4, 2005 (“Amendment No. 8”), with respect to the Common Stock, $.01 par value (“Common Stock”), of TradeStation Group, Inc.

Item 4. Purpose of Transaction.

Item 4 is hereby amended by deleting the last paragraph of Item 4 of Amendment No. 8 and adding the following two paragraphs:

This Amendment is being filed in connection with the sale by WRCF-II 1997 Limited Partnership of 450,000 shares of Common Stock pursuant to a Rule 10b5-1 Sales Plan, for which Form 4s were filed with the Securities and Exchange Commission on November 14, 2005, November 15, 2005, November 16, 2005, November 17, 2005, November 21, 2005, November 23, 2005, November 28, 2005 and November 29, 2005, and to provide updating information.

Except as described in the preceding paragraphs, the Reporting Persons have no present plans or proposals that relate to or would result in any of the matters required to be set forth in items (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Information with respect to WRCF-I 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-I 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-I 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Shared versus sole voting and dispositive power: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through November 28, 2005: None.

(d) Not applicable.

(e) Not applicable.

CUSIP No. 89267P 10 5	Page 6 of 40

Information with respect to WRCF-II 1997 Limited Partnership:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, WRCF-II 1997 Limited Partnership expressly declares that the filing of this Schedule 13D shall not be construed as an admission that WRCF-II 1997 Limited Partnership is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

(b) Share versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during last 60 days through November 28, 2005:

(i) On November 10, 2005, the limited partnership sold 675 shares of Common Stock on the open market for $12.11 per share;

(ii) On November 10, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.12 per share;

(iii) On November 10, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.13 per share;

(iv) On November 10, 2005, the limited partnership sold 725 shares of Common Stock on the open market for $12.14 per share;

(v) On November 10, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.15 per share;

(vi) On November 10, 2005, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.16 per share;

(vii) On November 10, 2005, the limited partnership sold 1,400 shares of Common Stock on the open market for $12.17 per share;

(viii) On November 10, 2005, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.18 per share;

(ix) On November 10, 2005, the limited partnership sold 2,900 shares of Common Stock on the open market for $12.19 per share;

(x) On November 10, 2005, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.20 per share;

(xi) On November 10, 2005, the limited partnership sold 3,342 shares of Common Stock on the open market for $12.21 per share;

CUSIP No. 89267P 10 5	Page 7 of 40

(xii) On November 10, 2005, the limited partnership sold 3,012 shares of Common Stock on the open market for $12.22 per share;

(xiii) On November 10, 2005, the limited partnership sold 3,510 shares of Common Stock on the open market for $12.23 per share;

(xiv) On November 10, 2005, the limited partnership sold 7,236 shares of Common Stock on the open market for $12.24 per share;

(xv) On November 10, 2005, the limited partnership sold 4,700 shares of Common Stock on the open market for $12.25 per share;

(xvi) On November 10, 2005, the limited partnership sold 1,500 shares of Common Stock on the open market for $12.26 per share;

(xvii) On November 10, 2005, the limited partnership sold 2,185 shares of Common Stock on the open market for $12.27 per share;

(xviii) On November 10, 2005, the limited partnership sold 1,515 shares of Common Stock on the open market for $12.28 per share;

(xix) On November 10, 2005, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.29 per share;

(xx) On November 10, 2005, the limited partnership sold 4,400 shares of Common Stock on the open market for $12.30 per share;

(xxi) On November 10, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.31 per share;

(xxii) On November 10, 2005, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.32 per share;

(xxiii) On November 10, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.33 per share;

(xxiv) On November 10, 2005, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.34 per share;

(xxv) On November 10, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.35 per share;

(xxvi) On November 10, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.36 per share;

(xxvii) On November 10, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.37 per share;

CUSIP No. 89267P 10 5	Page 8 of 40

(xxviii) On November 10, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.38 per share;

(xxix) On November 10, 2005, the limited partnership sold 3,300 shares of Common Stock on the open market for $12.40 per share;

(xxx) On November 10, 2005, the limited partnership sold 4,199 shares of Common Stock on the open market for $12.41 per share;

(xxxi) On November 10, 2005, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.42 per share;

(xxxii) On November 10, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.43 per share;

(xxxiii) On November 10, 2005, the limited partnership sold 2,682 shares of Common Stock on the open market for $12.44 per share;

(xxxiv) On November 10, 2005, the limited partnership sold 4,900 shares of Common Stock on the open market for $12.45 per share;

(xxxv) On November 10, 2005, the limited partnership sold 918 shares of Common Stock on the open market for $12.46 per share;

(xxxvi) On November 10, 2005, the limited partnership sold 901 shares of Common Stock on the open market for $12.47 per share;

(xxxvii) On November 10, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $12.48 per share;

(xxxviii) On November 10, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.49 per share;

(xxxix) On November 10, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.50 per share;

(xl) On November 10, 2005, the limited partnership sold 155 shares of Common Stock on the open market for $12.51 per share;

(xli) On November 10, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.52 per share;

(xlii) On November 10, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.53 per share;

(xliii) On November 10, 2005, the limited partnership sold 1,576 shares of Common Stock on the open market for $12.54 per share;

CUSIP No. 89267P 10 5	Page 9 of 40

(xliv) On November 10, 2005, the limited partnership sold 1,259 shares of Common Stock on the open market for $12.55 per share;

(xlv) On November 10, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.56 per share;

(xlvi) On November 10, 2005, the limited partnership sold 210 shares of Common Stock on the open market for $12.57 per share;

(xlvii) On November 10, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.58 per share;

(xlviii) On November 10, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.59 per share;

(xlix) On November 11, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.65 per share;

(l) On November 11, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.66 per share;

(li) On November 11, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $12.67 per share;

(lii) On November 11, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.68 per share;

(liii) On November 11, 2005, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.69 per share;

(liv) On November 11, 2005, the limited partnership sold 1,700 shares of Common Stock on the open market for $12.70 per share;

(lv) On November 11, 2005, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.71 per share;

(lvi) On November 11, 2005, the limited partnership sold 4,133 shares of Common Stock on the open market for $12.72 per share;

(lvii) On November 11, 2005, the limited partnership sold 1,525 shares of Common Stock on the open market for $12.73 per share;

(lviii) On November 11, 2005, the limited partnership sold 1,825 shares of Common Stock on the open market for $12.74 per share;

(lix) On November 11, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.75 per share;

CUSIP No. 89267P 10 5	Page 10 of 40

(lx) On November 11, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.76 per share;

(lxi) On November 11, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.77 per share;

(lxii) On November 11, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $12.78 per share;

(lxiii) On November 11, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.80 per share;

(lxiv) On November 11, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.83 per share;

(lxv) On November 11, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.90 per share;

(lxvi) On November 11, 2005, the limited partnership sold 450 shares of Common Stock on the open market for $12.91 per share;

(lxvii) On November 11, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.93 per share;

(lxviii) On November 11, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.94 per share;

(lxix) On November 11, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.95 per share;

(lxx) On November 11, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.96 per share;

(lxxi) On November 11, 2005, the limited partnership sold 1,350 shares of Common Stock on the open market for $12.97 per share;

(lxxii) On November 11, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.98 per share;

(lxxiii) On November 11, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.99 per share;

(lxxiv) On November 11, 2005, the limited partnership sold 2,500 shares of Common Stock on the open market for $13.00 per share;

(lxxv) On November 11, 2005, the limited partnership sold 980 shares of Common Stock on the open market for $13.01 per share;

CUSIP No. 89267P 10 5	Page 11 of 40

(lxxvi) On November 11, 2005, the limited partnership sold 520 shares of Common Stock on the open market for $13.02 per share;

(lxxvii) On November 11, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $13.03 per share;

(lxxviii) On November 11, 2005, the limited partnership sold 1,558 shares of Common Stock on the open market for $13.04 per share;

(lxxix) On November 11, 2005, the limited partnership sold 3,492 shares of Common Stock on the open market for $13.05 per share;

(lxxx) On November 11, 2005, the limited partnership sold 1,925 shares of Common Stock on the open market for $13.06 per share;

(lxxxi) On November 11, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $13.07 per share;

(lxxxii) On November 11, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $13.08 per share;

(lxxxiii) On November 11, 2005, the limited partnership sold 142 shares of Common Stock on the open market for $13.09 per share;

(lxxxiv) On November 14, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.48 per share;

(lxxxv) On November 14, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.49 per share;

(lxxxvi) On November 14, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.50 per share;

(lxxxvii) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.51 per share;

(lxxxviii) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.52 per share;

(lxxxix) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.53 per share;

(xc) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.54 per share;

(xci) On November 14, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.55 per share;

CUSIP No. 89267P 10 5	Page 12 of 40

(xcii) On November 14, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.56 per share;

(xciii) On November 14, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.57 per share;

(xciv) On November 14, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.58 per share;

(xcv) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.59 per share;

(xcvi) On November 14, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.60 per share;

(xcvii) On November 14, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.61 per share;

(xcviii) On November 14, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.62 per share;

(xcix) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.64 per share;

(c) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.65 per share;

(ci) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.66 per share;

(cii) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.67 per share;

(ciii) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.68 per share;

(civ) On November 14, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.69 per share;

(cv) On November 14, 2005, the limited partnership sold 5,000 shares of Common Stock on the open market for $12.70 per share;

(cvi) On November 14, 2005, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.71 per share;

(cvii) On November 14, 2005, the limited partnership sold 2,330 shares of Common Stock on the open market for $12.72 per share;

CUSIP No. 89267P 10 5	Page 13 of 40

(cviii) On November 14, 2005, the limited partnership sold 2,670 shares of Common Stock on the open market for $12.73 per share;

(cix) On November 14, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.74 per share;

(cx) On November 14, 2005, the limited partnership sold 4,900 shares of Common Stock on the open market for $12.75 per share;

(cxi) On November 14, 2005, the limited partnership sold 4,300 shares of Common Stock on the open market for $12.76 per share;

(cxii) On November 14, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.77 per share;

(cxiii) On November 14, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.78 per share;

(cxiv) On November 14, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.79 per share;

(cxv) On November 14, 2005, the limited partnership sold 3,100 shares of Common Stock on the open market for $12.80 per share;

(cxvi) On November 14, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.81 per share;

(cxvii) On November 14, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.82 per share;

(cxviii) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.83 per share;

(cxix) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.86 per share;

(cxx) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.88 per share;

(cxxi) On November 14, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.91 per share;

(cxxii) On November 14, 2005, the limited partnership sold 260 shares of Common Stock on the open market for $12.97 per share;

(cxxiii) On November 14, 2005, the limited partnership sold 240 shares of Common Stock on the open market for $12.98 per share;

CUSIP No. 89267P 10 5	Page 14 of 40

(cxxiv) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.99 per share;

(cxxv) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $13.00 per share;

(cxxvi) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $13.02 per share;

(cxxvii) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $13.04 per share;

(cxxviii) On November 14, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $13.06 per share;

(cxxix) On November 14, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $13.07 per share;

(cxxx) On November 14, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $13.15 per share;

(cxxxi) On November 15, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.30 per share;

(cxxxii) On November 15, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.33 per share;

(cxxxiii) On November 15, 2005, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.34 per share;

(cxxxiv) On November 15, 2005, the limited partnership sold 2,100 shares of Common Stock on the open market for $11.35 per share;

(cxxxv) On November 15, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.36 per share;

(cxxxvi) On November 15, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.38 per share;

(cxxxvii) On November 15, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.39 per share;

(cxxxviii) On November 15, 2005, the limited partnership sold 613 shares of Common Stock on the open market for $11.40 per share;

(cxxxix) On November 15, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.41 per share;

CUSIP No. 89267P 10 5	Page 15 of 40

(cxl) On November 15, 2005, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.42 per share;

(cxli) On November 15, 2005, the limited partnership sold 87 shares of Common Stock on the open market for $11.43 per share;

(cxlii) On November 15, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.44 per share;

(cxliii) On November 15, 2005, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.45 per share;

(cxliv) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.46 per share;

(cxlv) On November 15, 2005, the limited partnership sold 1,891 shares of Common Stock on the open market for $11.47 per share;

(cxlvi) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.48 per share;

(cxlvii) On November 15, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.49 per share;

(cxlviii) On November 15, 2005, the limited partnership sold 3,200 shares of Common Stock on the open market for $11.50 per share;

(cxlix) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.52 per share;

(cl) On November 15, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.53 per share;

(cli) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.54 per share;

(clii) On November 15, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.55 per share;

(cliii) On November 15, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.56 per share;

(cliv) On November 15, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.57 per share;

(clv) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.58 per share;

CUSIP No. 89267P 10 5	Page 16 of 40

(clvi) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.59 per share;

(clvii) On November 15, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.60 per share;

(clviii) On November 15, 2005, the limited partnership sold 248 shares of Common Stock on the open market for $11.61 per share;

(clix) On November 15, 2005, the limited partnership sold 534 shares of Common Stock on the open market for $11.62 per share;

(clx) On November 15, 2005, the limited partnership sold 1,052 shares of Common Stock on the open market for $11.63 per share;

(clxi) On November 15, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.64 per share;

(clxii) On November 15, 2005, the limited partnership sold 1,900 shares of Common Stock on the open market for $11.65 per share;

(clxiii) On November 15, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.66 per share;

(clxiv) On November 15, 2005, the limited partnership sold 984 shares of Common Stock on the open market for $11.67 per share;

(clxv) On November 15, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $11.68 per share;

(clxvi) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.69 per share;

(clxvii) On November 15, 2005, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.70 per share;

(clxviii) On November 15, 2005, the limited partnership sold 1,725 shares of Common Stock on the open market for $11.71 per share;

(clxix) On November 15, 2005, the limited partnership sold 3,700 shares of Common Stock on the open market for $11.72 per share;

(clxx) On November 15, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.73 per share;

(clxxi) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.74 per share;

CUSIP No. 89267P 10 5	Page 17 of 40

(clxxii) On November 15, 2005, the limited partnership sold 2,300 shares of Common Stock on the open market for $11.75 per share;

(clxxiii) On November 15, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.76 per share;

(clxxiv) On November 15, 2005, the limited partnership sold 1,400 shares of Common Stock on the open market for $11.77 per share;

(clxxv) On November 15, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.78 per share;

(clxxvi) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.79 per share;

(clxxvii) On November 15, 2005, the limited partnership sold 2,400 shares of Common Stock on the open market for $11.80 per share;

(clxxviii) On November 15, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.81 per share;

(clxxix) On November 15, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.82 per share;

(clxxx) On November 15, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $11.83 per share;

(clxxxi) On November 15, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.85 per share;

(clxxxii) On November 15, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.88 per share;

(clxxxiii) On November 15, 2005, the limited partnership sold 66 shares of Common Stock on the open market for $11.90 per share;

(clxxxiv) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.91 per share;

(clxxxv) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.93 per share;

(clxxxvi) On November 15, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.96 per share;

(clxxxvii) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.00 per share;

CUSIP No. 89267P 10 5	Page 18 of 40

(clxxxviii) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.03 per share;

(clxxxix) On November 15, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.04 per share;

(cxc) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.06 per share;

(cxci) On November 15, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.15 per share;

(cxcii) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.16 per share;

(cxciii) On November 15, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.18 per share;

(cxciv) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.21 per share;

(cxcv) On November 15, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.25 per share;

(cxcvi) On November 15, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.28 per share;

(cxcvii) On November 15, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.30 per share;

(cxcviii) On November 16, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $10.90 per share;

(cxcix) On November 16, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $10.93 per share;

(cc) On November 16, 2005, the limited partnership sold 202 shares of Common Stock on the open market for $10.95 per share;

(cci) On November 16, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $10.96 per share;

(ccii) On November 16, 2005, the limited partnership sold 498 shares of Common Stock on the open market for $10.97 per share;

(cciii) On November 16, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $10.98 per share;

CUSIP No. 89267P 10 5	Page 19 of 40

(cciv) On November 16, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $10.99 per share;

(ccv) On November 16, 2005, the limited partnership sold 4,378 shares of Common Stock on the open market for $11.00 per share;

(ccvi) On November 16, 2005, the limited partnership sold 2,222 shares of Common Stock on the open market for $11.01 per share;

(ccvii) On November 16, 2005, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.02 per share;

(ccviii) On November 16, 2005, the limited partnership sold 2,200 shares of Common Stock on the open market for $11.03 per share;

(ccix) On November 16, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.04 per share;

(ccx) On November 16, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $11.05 per share;

(ccxi) On November 16, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.06 per share;

(ccxii) On November 16, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.07 per share;

(ccxiii) On November 16, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.08 per share;

(ccxiv) On November 16, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.09 per share;

(ccxv) On November 16, 2005, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.10 per share;

(ccxvi) On November 16, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $11.11 per share;

(ccxvii) On November 16, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $11.12 per share;

(ccxviii) On November 16, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.13 per share;

(ccxix) On November 16, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.14 per share;

CUSIP No. 89267P 10 5	Page 20 of 40

(ccxx) On November 16, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.15 per share;

(ccxxi) On November 16, 2005, the limited partnership sold 1,331 shares of Common Stock on the open market for $11.16 per share;

(ccxxii) On November 16, 2005, the limited partnership sold 969 shares of Common Stock on the open market for $11.17 per share;

(ccxxiii) On November 16, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.18 per share;

(ccxxiv) On November 16, 2005, the limited partnership sold 1,037 shares of Common Stock on the open market for $11.19 per share;

(ccxxv) On November 16, 2005, the limited partnership sold 2,600 shares of Common Stock on the open market for $11.20 per share;

(ccxxvi) On November 16, 2005, the limited partnership sold 963 shares of Common Stock on the open market for $11.21 per share;

(ccxxvii) On November 16, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.22 per share;

(ccxxviii) On November 16, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.23 per share;

(ccxxix) On November 16, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $11.24 per share;

(ccxxx) On November 16, 2005, the limited partnership sold 1,700 shares of Common Stock on the open market for $11.25 per share;

(ccxxxi) On November 16, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.26 per share;

(ccxxxii) On November 16, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.27 per share;

(ccxxxiii) On November 16, 2005, the limited partnership sold 620 shares of Common Stock on the open market for $11.28 per share;

(ccxxxiv) On November 16, 2005, the limited partnership sold 2,280 shares of Common Stock on the open market for $11.29 per share;

(ccxxxv) On November 16, 2005, the limited partnership sold 330 shares of Common Stock on the open market for $11.30 per share;

CUSIP No. 89267P 10 5	Page 21 of 40

(ccxxxvi) On November 16, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.31 per share;

(ccxxxvii) On November 16, 2005, the limited partnership sold 970 shares of Common Stock on the open market for $11.32 per share;

(ccxxxviii) On November 16, 2005, the limited partnership sold 1,500 shares of Common Stock on the open market for $11.33 per share;

(ccxxxix) On November 16, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.34 per share;

(ccxl) On November 16, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $11.35 per share;

(ccxli) On November 16, 2005, the limited partnership sold 880 shares of Common Stock on the open market for $11.36 per share;

(ccxlii) On November 16, 2005, the limited partnership sold 1,220 shares of Common Stock on the open market for $11.37 per share;

(ccxliii) On November 16, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.38 per share;

(ccxliv) On November 16, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.39 per share;

(ccxlv) On November 16, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.41 per share;

(ccxlvi) On November 16, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.42 per share;

(ccxlvii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.33 per share;

(ccxlviii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.34 per share;

(ccxlix) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.35 per share;

(ccl) On November 17, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $11.37 per share;

(ccli) On November 17, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.39 per share;

CUSIP No. 89267P 10 5	Page 22 of 40

(cclii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.40 per share;

(ccliii) On November 17, 2005, the limited partnership sold 308 shares of Common Stock on the open market for $11.44 per share;

(ccliv) On November 17, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.45 per share;

(cclv) On November 17, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.46 per share;

(cclvi) On November 17, 2005, the limited partnership sold 969 shares of Common Stock on the open market for $11.47 per share;

(cclvii) On November 17, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.48 per share;

(cclviii) On November 17, 2005, the limited partnership sold 423 shares of Common Stock on the open market for $11.49 per share;

(cclix) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.51 per share;

(cclx) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.52 per share;

(cclxi) On November 17, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.53 per share;

(cclxii) On November 17, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.54 per share;

(cclxiii) On November 17, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.56 per share;

(cclxiv) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.57 per share;

(cclxv) On November 17, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.59 per share;

(cclxvi) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.60 per share;

(cclxvii) On November 17, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.62 per share;

CUSIP No. 89267P 10 5	Page 23 of 40

(cclxviii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.69 per share;

(cclxix) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.74 per share;

(cclxx) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.76 per share;

(cclxxi) On November 17, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.77 per share;

(cclxxii) On November 17, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $11.79 per share;

(cclxxiii) On November 17, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.80 per share;

(cclxxiv) On November 17, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.81 per share;

(cclxxv) On November 17, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.82 per share;

(cclxxvi) On November 17, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $11.83 per share;

(cclxxvii) On November 17, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.84 per share;

(cclxxviii) On November 17, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $11.85 per share;

(cclxxix) On November 17, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $11.86 per share;

(cclxxx) On November 17, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.87 per share;

(cclxxxi) On November 17, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $11.88 per share;

(cclxxxii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.89 per share;

(cclxxxiii) On November 17, 2005, the limited partnership sold 900 shares of Common Stock on the open market for $11.90 per share;

CUSIP No. 89267P 10 5	Page 24 of 40

(cclxxxiv) On November 17, 2005, the limited partnership sold 277 shares of Common Stock on the open market for $11.91 per share;

(cclxxxv) On November 17, 2005, the limited partnership sold 623 shares of Common Stock on the open market for $11.92 per share;

(cclxxxvi) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.93 per share;

(cclxxxvii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.95 per share;

(cclxxxviii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.96 per share;

(cclxxxix) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.97 per share;

(ccxc) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.98 per share;

(ccxci) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.99 per share;

(ccxcii) On November 17, 2005, the limited partnership sold 677 shares of Common Stock on the open market for $12.00 per share;

(ccxciii) On November 17, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.01 per share;

(ccxciv) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.02 per share;

(ccxcv) On November 17, 2005, the limited partnership sold 23 shares of Common Stock on the open market for $12.03 per share;

(ccxcvi) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.07 per share;

(ccxcvii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.08 per share;

(ccxcviii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.10 per share;

(ccxcix) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.11 per share;

CUSIP No. 89267P 10 5	Page 25 of 40

(ccc) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.13 per share;

(ccci) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.14 per share;

(cccii) On November 17, 2005, the limited partnership sold 282 shares of Common Stock on the open market for $12.15 per share;

(ccciii) On November 17, 2005, the limited partnership sold 218 shares of Common Stock on the open market for $12.16 per share;

(ccciv) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.18 per share;

(cccv) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.19 per share;

(cccvi) On November 17, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.20 per share;

(cccvii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.21 per share;

(cccviii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.22 per share;

(cccix) On November 17, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.23 per share;

(cccx) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.25 per share;

(cccxi) On November 17, 2005, the limited partnership sold 257 shares of Common Stock on the open market for $12.26 per share;

(cccxii) On November 17, 2005, the limited partnership sold 443 shares of Common Stock on the open market for $12.27 per share;

(cccxiii) On November 17, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.28 per share;

(cccxiv) On November 17, 2005, the limited partnership sold 752 shares of Common Stock on the open market for $12.29 per share;

(cccxv) On November 17, 2005, the limited partnership sold 4,937 shares of Common Stock on the open market for $12.30 per share;

CUSIP No. 89267P 10 5	Page 26 of 40

(cccxvi) On November 17, 2005, the limited partnership sold 6,461 shares of Common Stock on the open market for $12.31 per share;

(cccxvii) On November 17, 2005, the limited partnership sold 3,058 shares of Common Stock on the open market for $12.32 per share;

(cccxviii) On November 17, 2005, the limited partnership sold 3,218 shares of Common Stock on the open market for $12.33 per share;

(cccxix) On November 17, 2005, the limited partnership sold 1,877 shares of Common Stock on the open market for $12.34 per share;

(cccxx) On November 17, 2005, the limited partnership sold 712 shares of Common Stock on the open market for $12.35 per share;

(cccxxi) On November 17, 2005, the limited partnership sold 1,274 shares of Common Stock on the open market for $12.36 per share;

(cccxxii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.37 per share;

(cccxxiii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.38 per share;

(cccxxiv) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.39 per share;

(cccxxv) On November 17, 2005, the limited partnership sold 589 shares of Common Stock on the open market for $12.40 per share;

(cccxxvi) On November 17, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.41 per share;

(cccxxvii) On November 17, 2005, the limited partnership sold 1,011 shares of Common Stock on the open market for $12.42 per share;

(cccxxviii) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.43 per share;

(cccxxix) On November 17, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.44 per share;

(cccxxx) On November 17, 2005, the limited partnership sold 111 shares of Common Stock on the open market for $12.45 per share;

(cccxxxi) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.46 per share;

CUSIP No. 89267P 10 5	Page 27 of 40

(cccxxxii) On November 17, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.47 per share;

(cccxxxiii) On November 17, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.48 per share;

(cccxxxiv) On November 17, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.49 per share;

(cccxxxv) On November 17, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.50 per share;

(cccxxxvi) On November 18, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.82 per share;

(cccxxxvii) On November 18, 2005, the limited partnership sold 465 shares of Common Stock on the open market for $11.84 per share;

(cccxxxviii) On November 18, 2005, the limited partnership sold 1,323 shares of Common Stock on the open market for $11.85 per share;

(cccxxxix) On November 18, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $11.86 per share;

(cccxl) On November 18, 2005, the limited partnership sold 189 shares of Common Stock on the open market for $11.87 per share;

(cccxli) On November 18, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.88 per share;

(cccxlii) On November 18, 2005, the limited partnership sold 2,913 shares of Common Stock on the open market for $11.89 per share;

(cccxliii) On November 18, 2005, the limited partnership sold 1,927 shares of Common Stock on the open market for $11.90 per share;

(cccxliv) On November 18, 2005, the limited partnership sold 1,123 shares of Common Stock on the open market for $11.91 per share;

(cccxlv) On November 18, 2005, the limited partnership sold 787 shares of Common Stock on the open market for $11.92 per share;

(cccxlvi) On November 18, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.93 per share;

(cccxlvii) On November 18, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.94 per share;

CUSIP No. 89267P 10 5	Page 28 of 40

(cccxlviii) On November 18, 2005, the limited partnership sold 50 shares of Common Stock on the open market for $11.95 per share;

(cccxlix) On November 18, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $11.96 per share;

(cccl) On November 18, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.97 per share;

(cccli) On November 18, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.01 per share;

(ccclii) On November 18, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.02 per share;

(cccliii) On November 18, 2005, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.03 per share;

(cccliv) On November 18, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.04 per share;

(ccclv) On November 18, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.06 per share;

(ccclvi) On November 18, 2005, the limited partnership sold 123 shares of Common Stock on the open market for $12.07 per share;

(ccclvii) On November 18, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.08 per share;

(ccclviii) On November 18, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.09 per share;

(ccclix) On November 18, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.10 per share;

(ccclx) On November 18, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.14 per share;

(ccclxi) On November 18, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.15 per share;

(ccclxii) On November 18, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.16 per share;

(ccclxiii) On November 18, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.18 per share;

CUSIP No. 89267P 10 5	Page 29 of 40

(ccclxiv) On November 18, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.39 per share;

(ccclxv) On November 18, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.42 per share;

(ccclxvi) On November 21, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.91 per share;

(ccclxvii) On November 21, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $11.94 per share;

(ccclxviii) On November 21, 2005, the limited partnership sold 2,000 shares of Common Stock on the open market for $11.96 per share;

(ccclxix) On November 21, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $11.97 per share;

(ccclxx) On November 21, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.00 per share;

(ccclxxi) On November 21, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.01 per share;

(ccclxxii) On November 21, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.02 per share;

(ccclxxiii) On November 21, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.03 per share;

(ccclxxiv) On November 21, 2005, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.04 per share;

(ccclxxv) On November 21, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.08 per share;

(ccclxxvi) On November 21, 2005, the limited partnership sold 93 shares of Common Stock on the open market for $12.12 per share;

(ccclxxvii) On November 21, 2005, the limited partnership sold 1,548 shares of Common Stock on the open market for $12.16 per share;

(ccclxxviii) On November 21, 2005, the limited partnership sold 552 shares of Common Stock on the open market for $12.17 per share;

(ccclxxix) On November 21, 2005, the limited partnership sold 767 shares of Common Stock on the open market for $12.18 per share;

CUSIP No. 89267P 10 5	Page 30 of 40

(ccclxxx) On November 21, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.19 per share;

(ccclxxxi) On November 21, 2005, the limited partnership sold 3,795 shares of Common Stock on the open market for $12.20 per share;

(ccclxxxii) On November 21, 2005, the limited partnership sold 5 shares of Common Stock on the open market for $12.21 per share;

(ccclxxxiii) On November 21, 2005, the limited partnership sold 1,007 shares of Common Stock on the open market for $12.22 per share;

(ccclxxxiv) On November 21, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.23 per share;

(ccclxxxv) On November 21, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.24 per share;

(ccclxxxvi) On November 21, 2005, the limited partnership sold 1,433 shares of Common Stock on the open market for $12.25 per share;

(ccclxxxvii) On November 21, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.26 per share;

(ccclxxxviii) On November 21, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.27 per share;

(ccclxxxix) On November 21, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.28 per share;

(cccxc) On November 21, 2005, the limited partnership sold 826 shares of Common Stock on the open market for $12.29 per share;

(cccxci) On November 21, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.30 per share;

(cccxcii) On November 21, 2005, the limited partnership sold 74 shares of Common Stock on the open market for $12.33 per share;

(cccxciii) On November 21, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.34 per share;

(cccxciv) On November 21, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.35 per share;

(cccxcv) On November 21, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.36 per share;

CUSIP No. 89267P 10 5	Page 31 of 40

(cccxcvi) On November 21, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.41 per share;

(cccxcvii) On November 21, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.42 per share;

(cccxcviii) On November 21, 2005, the limited partnership sold 2,700 shares of Common Stock on the open market for $12.43 per share;

(cccxcix) On November 21, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.44 per share;

(cd) On November 21, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.45 per share;

(cdi) On November 21, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.46 per share;

(cdii) On November 21, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.47 per share;

(cdiii) On November 21, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.48 per share;

(cdiv) On November 21, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.49 per share;

(cdv) On November 21, 2005, the limited partnership sold 1,900 shares of Common Stock on the open market for $12.51 per share;

(cdvi) On November 21, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.52 per share;

(cdvii) On November 21, 2005, the limited partnership sold 1,800 shares of Common Stock on the open market for $12.53 per share;

(cdviii) On November 21, 2005, the limited partnership sold 272 shares of Common Stock on the open market for $12.54 per share;

(cdix) On November 21, 2005, the limited partnership sold 1,100 shares of Common Stock on the open market for $12.55 per share;

(cdx) On November 21, 2005, the limited partnership sold 2,500 shares of Common Stock on the open market for $12.56 per share;

(cdxi) On November 21, 2005, the limited partnership sold 2,128 shares of Common Stock on the open market for $12.57 per share;

CUSIP No. 89267P 10 5	Page 32 of 40

(cdxii) On November 21, 2005, the limited partnership sold 1,200 shares of Common Stock on the open market for $12.61 per share;

(cdxiii) On November 21, 2005, the limited partnership sold 3,485 shares of Common Stock on the open market for $12.81 per share;

(cdxiv) On November 21, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.82 per share;

(cdxv) On November 21, 2005, the limited partnership sold 715 shares of Common Stock on the open market for $12.84 per share;

(cdxvi) On November 22, 2005, the limited partnership sold 2,988 shares of Common Stock on the open market for $12.38 per share;

(cdxvii) On November 22, 2005, the limited partnership sold 1,562 shares of Common Stock on the open market for $12.39 per share;

(cdxviii) On November 22, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.40 per share;

(cdxix) On November 22, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.41 per share;

(cdxx) On November 22, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.45 per share;

(cdxxi) On November 22, 2005, the limited partnership sold 484 shares of Common Stock on the open market for $12.46 per share;

(cdxxii) On November 22, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.47 per share;

(cdxxiii) On November 22, 2005, the limited partnership sold 1,016 shares of Common Stock on the open market for $12.48 per share;

(cdxxiv) On November 22, 2005, the limited partnership sold 4,209 shares of Common Stock on the open market for $12.49 per share;

(cdxxv) On November 22, 2005, the limited partnership sold 10,134 shares of Common Stock on the open market for $12.50 per share;

(cdxxvi) On November 22, 2005, the limited partnership sold 1,993 shares of Common Stock on the open market for $12.51 per share;

(cdxxvii) On November 22, 2005, the limited partnership sold 1,000 shares of Common Stock on the open market for $12.52 per share;

CUSIP No. 89267P 10 5	Page 33 of 40

(cdxxviii) On November 22, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.53 per share;

(cdxxix) On November 22, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.55 per share;

(cdxxx) On November 22, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.58 per share;

(cdxxxi) On November 22, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.59 per share;

(cdxxxii) On November 22, 2005, the limited partnership sold 2,000 shares of Common Stock on the open market for $12.60 per share;

(cdxxxiii) On November 22, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.63 per share;

(cdxxxiv) On November 22, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.64 per share;

(cdxxxv) On November 22, 2005, the limited partnership sold 150 shares of Common Stock on the open market for $12.65 per share;

(cdxxxvi) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.18 per share;

(cdxxxvii) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.21 per share;

(cdxxxviii) On November 23, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.32 per share;

(cdxxxix) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.35 per share;

(cdxl) On November 23, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.37 per share;

(cdxli) On November 23, 2005, the limited partnership sold 1,300 shares of Common Stock on the open market for $12.38 per share;

(cdxlii) On November 23, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.39 per share;

(cdxliii) On November 23, 2005, the limited partnership sold 2,900 shares of Common Stock on the open market for $12.40 per share;

CUSIP No. 89267P 10 5	Page 34 of 40

(cdxliv) On November 23, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.41 per share;

(cdxlv) On November 23, 2005, the limited partnership sold 995 shares of Common Stock on the open market for $12.42 per share;

(cdxlvi) On November 23, 2005, the limited partnership sold 3,105 shares of Common Stock on the open market for $12.43 per share;

(cdxlvii) On November 23, 2005, the limited partnership sold 3,700 shares of Common Stock on the open market for $12.44 per share;

(cdxlviii) On November 23, 2005, the limited partnership sold 1,385 shares of Common Stock on the open market for $12.45 per share;

(cdxlix) On November 23, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.46 per share;

(cdl) On November 23, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.47 per share;

(cdli) On November 23, 2005, the limited partnership sold 1,179 shares of Common Stock on the open market for $12.48 per share;

(cdlii) On November 23, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.49 per share;

(cdliii) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.50 per share;

(cdliv) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.52 per share;

(cdlv) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.54 per share;

(cdlvi) On November 23, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.55 per share;

(cdlvii) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.56 per share;

(cdlviii) On November 23, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.59 per share;

(cdlix) On November 25, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.23 per share;

CUSIP No. 89267P 10 5	Page 35 of 40

(cdlx) On November 25, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.25 per share;

(cdlxi) On November 25, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.26 per share;

(cdlxii) On November 25, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.27 per share;

(cdlxiii) On November 25, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.29 per share;

(cdlxiv) On November 25, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.30 per share;

(cdlxv) On November 25, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.31 per share;

(cdlxvi) On November 25, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.32 per share;

(cdlxvii) On November 25, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.34 per share;

(cdlxviii) On November 25, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.35 per share;

(cdlxix) On November 25, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.36 per share;

(cdlxx) On November 25, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.37 per share;

(cdlxxi) On November 25, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.38 per share;

(cdlxxii) On November 25, 2005, the limited partnership sold 411 shares of Common Stock on the open market for $12.39 per share;

(cdlxxiii) On November 25, 2005, the limited partnership sold 1,889 shares of Common Stock on the open market for $12.40 per share;

(cdlxxiv) On November 25, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.42 per share;

(cdlxxv) On November 25, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.44 per share;

CUSIP No. 89267P 10 5	Page 36 of 40

(cdlxxvi) On November 25, 2005, the limited partnership sold 800 shares of Common Stock on the open market for $12.45 per share;

(cdlxxvii) On November 25, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.46 per share;

(cdlxxviii) On November 25, 2005, the limited partnership sold 306 shares of Common Stock on the open market for $12.47 per share;

(cdlxxix) On November 25, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.48 per share;

(cdlxxx) On November 25, 2005, the limited partnership sold 594 shares of Common Stock on the open market for $12.49 per share;

(cdlxxxi) On November 25, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $12.50 per share;

(cdlxxxii) On November 25, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.51 per share;

(cdlxxxiii) On November 25, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.53 per share;

(cdlxxxiv) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $11.92 per share;

(cdlxxxv) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.93 per share;

(cdlxxxvi) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.95 per share;

(cdlxxxvii) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $11.96 per share;

(cdlxxxviii) On November 28, 2005, the limited partnership sold 600 shares of Common Stock on the open market for $11.97 per share;

(cdlxxxix) On November 28, 2005, the limited partnership sold 1,401 shares of Common Stock on the open market for $11.98 per share;

(cdxc) On November 28, 2005, the limited partnership sold 1,200 shares of Common Stock on the open market for $11.99 per share;

(cdxci) On November 28, 2005, the limited partnership sold 599 shares of Common Stock on the open market for $12.00 per share;

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(cdxcii) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.01 per share;

(cdxciii) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.02 per share;

(cdxciv) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.03 per share;

(cdxcv) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.05 per share;

(cdxcvi) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.06 per share;

(cdxcvii) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.08 per share;

(cdxcviii) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.09 per share;

(cdxcix) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.10 per share;

(d) On November 28, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.11 per share;

(di) On November 28, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.12 per share;

(dii) On November 28, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.13 per share;

(diii) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.14 per share;

(div) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.15 per share;

(dv) On November 28, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.16 per share;

(dvi) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.17 per share;

(dvii) On November 28, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.20 per share;

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(dviii) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.22 per share;

(dix) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.23 per share;

(dx) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.24 per share;

(dxi) On November 28, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.25 per share;

(dxii) On November 28, 2005, the limited partnership sold 100 shares of Common Stock on the open market for $12.30 per share;

(dxiii) On November 28, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.31 per share;

(dxiv) On November 28, 2005, the limited partnership sold 1,600 shares of Common Stock on the open market for $12.32 per share;

(dxv) On November 28, 2005, the limited partnership sold 400 shares of Common Stock on the open market for $12.33 per share;

(dxvi) On November 28, 2005, the limited partnership sold 200 shares of Common Stock on the open market for $12.35 per share;

(dxvii) On November 28, 2005, the limited partnership sold 500 shares of Common Stock on the open market for $12.40 per share;

(dxviii) On November 28, 2005, the limited partnership sold 700 shares of Common Stock on the open market for $12.41 per share; and

(dxix) On November 28, 2005, the limited partnership sold 300 shares of Common Stock on the open market for $12.42 per share.

(d) Not applicable.

(e) Not applicable.

Information with respect to William R. Cruz:

(a) Aggregate number and percentage of Common Stock owned: See Items 11 and 13 of the applicable cover page. Pursuant to Rule 13d-4, William R. Cruz expressly declares that the filing of this Schedule 13D shall not be construed as an admission that William R. Cruz is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13D other than the securities specified in Item 11 of the applicable cover page.

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(b) Shared versus sole voting and dispositive powers: See Items 7, 8, 9 and 10 of the applicable cover page.

(c) Transactions during the last 60 days through November 28, 2005: See information above regarding transactions during the last 60 days by WRCF-I 1997 Limited Partnership and WRCF-II 1997 Limited Partnership.

(d) Not applicable.

(e) Not applicable.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 2, 2005	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-I GP, Inc., the general partner of WRCF-I 1997 Limited Partnership
(Name and Title)

December 2, 2005	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, President of WRCF-II Manager, Inc., the managing member of WRCF-II GP, LLC, the general partner of WRCF-II 1997 Limited Partnership
(Name and Title)

December 2, 2005	/s/ William R. Cruz
(Date)	(Signature)

William R. Cruz, individually
(Name and Title)